Exhibit 23.1

HARRIS & GILLESPIE CPA'S, PLLC
CERTIFIED PUBLIC ACCOUNTANT'S
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA's, PLLC, of 3901 Stone Way North, Suite #202, Seattle, WA. 98103, do hereby consent to the use of our reports dated April 11th, 2014 on the financial statements of The GNS Group, Inc. as of December 31, 2013 and 2012 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 28th day of January, 2015.

/s/ HARRIS & GILLESPIE CPA'S, PLLC

Harris & Gillespie CPA's, PLLC
Certified Public Accountant